Exhibit 3.101(b)
Operating Agreement
of
Surgery Centers Holding Company, L.L.C.
     This OPERATING AGREEMENT is made effective as of the 25th day of July 2002, and is made by the sole member Surgery Centers of America II, L.L.C. (the “Member”).
     WHEREAS, on the 27th day of December, 2001, Phillip H. Will its, as sole organizer, formed a member-managed, limited liability company pursuant to the provisions of 18 O.S. 193 Supp., Section 2004 (the “Act”) by having Articles of Organization filed with the Secretary of State of the State of Oklahoma (the “Articles”).
     NOW, THEREFORE, in order to establish the Company and to provide for its authority to transact business, the Member hereby declares as follows:
Article I
Formation and Adoption of Organizational Documents
     1.1 Formation. The Member hereby forms a limited liability company under and pursuant to the Act, subject to the terms and conditions set forth in this Operating Agreement.
     1.2 Name. The name of the Company shall be Surgery Centers Holding Company, L.L.C. The Company may conduct business under such assumed or trade names as the Member may from time to time determine.
     1.3 Articles of Organization. The Articles are hereby adopted and ratified by the Member. In the event of a conflict between the terms of this Operating Agreement and the terms of the Articles, the terms of the Articles shall prevail.
     1.4 Term. The term of the Company shall commence as of December 27, 2001, and shall have perpetual existence.
Article II
Management
     2.1 Member-Managed. The Company shall be “member-managed,” as such term is defined in the Act. Unless otherwise required by the Act, all decisions shall be made and actions taken by the Member, who shall act as an agent of the Company and who shall have the power to bind the Company through the exercise of such powers.
     2.2 Execution of Documents. Any document, agreement, contract or other instrument purporting to bind the Company may be signed by the Member on behalf of the Company, and no other signature shall be required.
Article III
Tax Characterization
     3.1 The Member acknowledges that for any time that two or more persons or entities hold equity interests in the Company for federal income tax purposes it is the intention of the Company to be treated as a “partnership” and the Company shall make all available elections to be so treated. Until such time, however, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes.
Article IV
General Provisions
     4.1 Fiscal Year. The fiscal year of the Company shall end on the 31st day of December each year.
     4.2 Indemnification. The Member shall have rights to indemnification from the Company and to the advancement of expenses in connection therewith to the fullest extent permitted by law.
     4.3 Dissolution. The Company shall continue until [the earlier of the Termination Date or] its termination by the Member and none of the events listed in Section 48-245-101(a)(5) of the Act shall cause the dissolution of the Company.
     4.5 Severability. Every provision of this Operating Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Operating Agreement.
     4.6 Headings. Section and other headings contained in this Operating Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any provision hereof.
     4.7 Governing Law. The laws of the State of Tennessee shall govern the validity of this Operating Agreement, the construction of its terms, and the interpretation of the rights and duties of the Member.
     IN WITNESS WHEREOF, this Operating Agreement is executed by the sole Member of the Company as of the date first written above.

Surgery Centers Of America II, L.L.C.

By:	[ILLEGIBLE]

Its:	[ILLEGIBLE]